Exhibit 21.2

EXHIBIT 21.2: SUBSIDIARIES OF REGISTRANT

Peeples, Inc

Peeples, Inc SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 07/05/1990 690186004 - 2235172 CERTIFICATE OF INCORPORATION OF PEEPLES, INC. 690186004 FIRST. The name of this corporation is: PEEPLES, INC. SECOND. Its registered office in the state of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle 19805, The registered Agent at such address is CORPORATE AGENTS, INC. THIRD. The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware. FOURTH. The total number of shares of stock which this corporation is authorized to issue is: One thousand Five Hundred (1,500) shares without par value. FIFTH. The name and mailing address of the incorporator is as follows: Karin L. Dunn CORPORATE AGENTS, INC. 1013 Centre Road Wilmington, DE 19805 SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws. IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, for the purposes of forming a Corporation under the laws of the State of Delaware has executed, signed and acknowledge this certificate of incorporation this fifth day of July A.D 1990 Karin L. Dunn Incorporator

Please review pages 2 & 3 - Cautionary Notes on Forward-Looking Statements.	1